Exhibit 99.1
51 James Way, Eatontown, New Jersey 07724 USA • 1-800-537-9642
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mark H. Burroughs
(732) 542-2800

February 20, 2008	NASDAQ Symbol: OSTE
OSTEOTECH REPORTS 2007 FULL YEAR AND FOURTH QUARTER
FINANCIAL RESULTS;
FULL YEAR REVENUE OF $104.3 MILLION EXCEEDS $100 MILLION MILESTONE;
DILUTED EARNINGS PER SHARE WAS $.15 IN 2007
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic solutions for regenerative medicine, announced today that total revenue for the year ending December 31, 2007 increased 5% to $104.3 million compared to $99.2 million for the year ended December 31, 2006. Revenue from “core” product lines, DBM and Hybrid/Synthetic products, was $67.6 million for full year 2007, an increase of 15% over core product revenue of $58.8 million in the prior year. Gross margin improved to 51.5% for the year ended December 31, 2007 compared to 48.2% in the same period in 2006.
Diluted earnings per share for the year ended December 31, 2007 was $.15 on net income of $2.6 million as compared to diluted earnings per share of $.11 for full year 2006 on net income of $1.9 million.
Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer, stated, “It was a tremendous achievement and an important milestone in Osteotech’s history to exceed $100 million in revenue. The world-wide Osteotech family contributed to this success and each member of the Osteotech team is proud of this accomplishment.”
Mr. Owusu-Akyaw continued, “Our key financial metrics continue to demonstrate disciplined execution of our business plan. Our core products continue to grow while gross margin and profitability continue to improve. Our cash flow is strong and will allow us to support future growth. Our new product pipeline is solid, which we expect will increase our product offerings and is expected to be the major contributor to our growth.”
Mr. Owusu-Akyaw concluded, “Just as Osteotech’s pioneering tissue processing technology advanced the industry in the 1990’s, Osteotech is developing new and innovative technologies to further its growth in the emerging biologics and regenerative medicine industry.”
Total revenue for the three months ended December 31, 2007 increased 6% to $26.9 million from $25.4 million for the fourth quarter of 2006. Core product revenue increased 17% to $17.7 million for the three months ended December 31, 2007 as compared to revenue of $15.1 million from core products in the fourth quarter of 2006. Gross margin improved to 53.5% in the fourth quarter of 2007 as compared to 47.6% in the fourth quarter of 2006.
Diluted earnings per share for the three months ended December 31, 2007 was $.04 on net income of $.8 million as compared to net income of $.1 million for the three months ended December 31, 2006.
Osteotech will host a conference call on Wednesday, February 20, 2008 at 9:00 a.m. Eastern Time during which management will discuss full year and fourth quarter financial results. You are invited to listen to the conference call by dialing 1-706-643-1624. The conference call will also be simultaneously webcast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, Wednesday, March 5, 2008, by dialing 1-706-645-9291 and indicating access code 34462919.
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing OsteoBiologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of February 20, 2008 and the Company does not intend to update this information.
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OSTEOTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months		Year Ended
	Ended December 31,		December 31,
		2006
	2007	(restated)	2007	2006

Revenue	$26,939	$25,431	$104,277	$99,241

Cost of revenue	12,532	13,322	50,555	51,439

Gross profit	14,407	12,109	53,722	47,802

Marketing, selling and general and administrative	11,696	10,771	44,801	40,627
Research and development	1,965	1,321	5,658	4,828

	13,661	12,092	50,459	45,455

Operating income	746	17	3,263	2,347

Interest expense, net	(129)	(176)	(588)	(914)
Other	185	57	(1)	416

Income (loss) before income taxes	802	(102)	2,674	1,849
Income tax provision (benefit)	(4)	(163)	57	(58)

Net Income	$806	$61	$2,617	$1,907

Earnings per share:
Basic	$.05	$—	$.15	$.11
Diluted	$.04	$—	$.15	$.11
Shares used in computing earnings per share:
Basic	17,666,940	17,347,880	17,538,254	17,298,352
Diluted	18,093,058	17,542,228	17,926,384	17,399,719
CONSOLIDATED SEGMENT REVENUE DETAIL
(dollars in thousands)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2007	2006	2007	2006
DBM	$17,107	$14,792	$65,794	$57,493
Hybrid/Synthetic	591	332	1,760	1,270

Core Revenue	17,698	15,124	67,554	58,763

Traditional Tissue	4,491	4,674	17,623	16,955
Spinal Allografts	2,438	3,027	10,739	13,795
Client Services	2,085	2,456	7,621	9,128
Other Product Lines	227	150	740	600

Non Core Revenue	9,241	10,307	36,723	40,478

Revenue	$26,939	$25,431	$104,277	$99,241

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OSTEOTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	December 31,
	2007	2006
Assets

Cash and cash equivalents	$22,777	$17,946
Accounts receivable, net	19,353	18,507
Deferred processing costs	30,850	29,067
Inventories	1,171	1,005
Other current assets	3,957	2,795

Total current assets	78,108	69,320
Property, plant and equipment, net	34,508	36,340
Other assets	7,735	7,373

	$120,351	$113,033

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$19,364	$15,861
Current maturities of capital lease obligation	807	727

Total current liabilities	20,171	16,588
Capital lease obligation	14,070	14,876
Other liabilities	7,082	7,716

Total liabilities	41,323	39,180
Stockholders’ equity	79,028	73,853

	$120,351	$113,033

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